UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): February 14, 2011
Cambium Learning Group, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-34575	27-0587428

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

17855 N. Dallas Parkway, Suite 400, Dallas, TX	75287

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (214) 932-9500
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
On February 14, 2011, Cambium Learning Group, Inc. (the “Company”) and certain of its subsidiaries, as guarantors (the “Guarantors”), entered into a purchase agreement (the “Purchase Agreement”) with Barclays Capital Inc. and BMO Capital Markets Corp., as representatives of the initial purchasers (the “Initial Purchasers”), with respect to the sale by the Company of $175 million aggregate principal amount of its 9.75% Senior Notes due 2017 (the “Notes”).
Subject to customary closing conditions, the offering and sale of the Notes is expected to close on or about February 17, 2011. The Company intends to use the net proceeds from the offering to repay in full outstanding indebtedness under its existing secured credit facility and senior unsecured notes, pay related fees and expenses and for general corporate purposes.
Substantially concurrent with the closing of the offering and sale of the Notes, certain subsidiaries of the Company also intend to enter into the previously announced new $40 million asset-based revolving credit facility. The Notes will be guaranteed on a senior secured basis by certain of the Company’s existing and future domestic subsidiaries and secured by the Company’s and such subsidiary guarantors’ assets, subject to certain exceptions (including first-priority liens on the accounts receivable, inventory and certain other property securing the obligations of certain of the Company’s subsidiaries under the new asset-based revolving facility).
The obligations of the Initial Purchasers to purchase the Notes are subject to customary terms and conditions, including accuracy of representations and warranties of the Company and receipt of legal opinions and certificates, in each case as set forth in the Purchase Agreement. In addition, the Purchase Agreement contains indemnification provisions whereby the Company and the Guarantors, on one hand, and the Initial Purchasers, on the other, have agreed to indemnify each other against certain liabilities. The Company and the Guarantors also agreed to enter into a registration rights agreement for the benefit of holders of the Notes.
Item 8.01. Other Events.
On February 15, 2011, the Company also issued a press release announcing the pricing of the Notes. A copy of the press release is furnished as Exhibit 99.1 hereto.
The information relating to the offering of the Notes, including the press release attached hereto as Exhibit 99.1, disclosed in this Current Report on Form 8-K, shall not constitute an offer to sell, or the solicitation of an offer to buy, any of the Notes, nor shall there be any sale of the Notes in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such state. The Notes have not been registered under the Securities Act or any state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements of the Securities Act and applicable state securities laws. The Notes will be offered inside the United States only to qualified institutional buyers in reliance on Rule 144A under the Securities Act and to persons outside the United States in reliance on Regulation S under the Securities Act.

Item 9.01. Financial Statements and Exhibits.
(d) Exhibits.
The following exhibits are filed with this Current Report on Form 8-K:

Exhibit No.	Description

99.1	Press Release issued by Cambium Learning Group, Inc., dated February 15, 2011, announcing pricing of its senior secured notes due 2017.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Date: February 15, 2011

CAMBIUM LEARNING GROUP, INC.
By:	/s/ Todd Buchardt
Todd Buchardt
General Counsel and Secretary

INDEX TO EXHIBITS

Exhibit No.	Description

99.1	Press Release issued by Cambium Learning Group, Inc., dated February 15, 2011, announcing pricing of its senior secured notes due 2017.